Exhibit 2.3

AMENDMENT NO. 1
TO SECURITIES PURCHASE AGREEMENT
    This AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of August 29, 2024, is by and among Ameredev II Parent, LLC, a Delaware limited liability company (“Ameredev Parent”), Ameredev Intermediate II, LLC, a Delaware limited liability company (“Ameredev Intermediate” and together with Ameredev Parent, each a “Seller” and collectively, “Sellers”), Ameredev Stateline II, LLC, a Delaware limited liability company (the “Company”), and MRC Toro, LLC, a Delaware limited liability company (“Purchaser”). Each Seller and each of Company and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.
    WHEREAS, Sellers, the Company, Purchaser and, solely for purposes of Section 14.18 thereof, MRC Energy Company, a Texas corporation, have entered into that certain Securities Purchase Agreement, dated as of June 12, 2024 (the “Agreement”); and
    WHEREAS, pursuant to and in accordance with Section 14.9 of the Agreement, Sellers, the Company and Purchaser desire to amend the Agreement, on the terms and subject to the conditions set forth herein.
    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.
2.Amendment to Section 1.1 of the Agreement. Effective as of the Execution Date, Section 1.1 of the Agreement is hereby amended to add the following defined term:
““Customary Consent” means (i) any Consent from any federal, state or tribal agency for the assignment of the Operating Affiliate Assets contemplated under Section 8.20(b) or Section 8.20(c) or (ii) any election with respect to, or designation or appointment of, a successor operator of the Operating Affiliate Assets pursuant to any joint operating agreement in connection with the assignment of the Operating Affiliate Assets contemplated under Section 8.20(b) or Section 8.20(c), in each case of clauses (i) and (ii), that is customarily obtained after the assignment of interests similar to the Operating Affiliate Assets.”
3.Amendment to Article 5 of the Agreement. Effective as of the Execution Date, Article 5 of the Agreement is hereby amended to add the following Section 5.41, which states as follows:
“Ameredev Stateline, LLC, a Delaware limited liability company and, as of the Execution Date, a wholly owned subsidiary of Ameredev Parent, (i) was formed for the purpose of effecting the Pre-Closing Reorganization, (ii) has conducted no business or operations prior to the date hereof and (iii) has no, and as of immediately prior to the consummation of the Pre-Closing Reorganization will have no, assets, liabilities or obligations of any nature whatsoever, other than those incident to its formation or the direct and indirect ownership of Securities in Specified Affiliate and Operating Affiliate, in accordance with Schedule 1.5.”
4.Amendment to Section 8.20(c) of the Agreement. Effective as of the Execution Date, Section 8.20(c) of the Agreement is hereby amended and restated in its entirety as follows:
“As soon as reasonably practicable, but in any event prior to the Closing, Sellers shall cause Operating Affiliate (as assignor) to, execute and deliver to Ameredev

New Mexico and Ameredev Texas, as assignees, one or more Assignment(s) and Bill(s) of Sale substantially in the form attached hereto as Exhibit H whereby Operating Affiliate shall assign all of its right, title and interest in and to the Operating Affiliate Assets described on Exhibit H-2 to Ameredev New Mexico and Ameredev Texas, as applicable; provided that if Ameredev New Mexico or Ameredev Texas is not qualified under all applicable Laws to operate the applicable Operating Affiliate Assets to be assigned to it pursuant to this Section 8.20(c) prior to the Closing Date, then, at Closing, Sellers shall cause Operating Affiliate (as assignor) to execute and deliver to Purchaser Operating Affiliate, as assignee, one or more Assignment(s) and Bill(s) of Sale substantially in the form attached hereto as Exhibit H whereby Operating Affiliate shall assign all of its right, title and interest in and to such applicable Operating Affiliate Assets to Purchaser Operating Affiliate. If applicable pursuant to the preceding sentence, Sellers shall provide to Purchaser copies of (i) the Assignment(s) and Bill(s) of Sale required to be delivered under this Section 8.20(c) with respect to the Operating Affiliate Assets to be assigned to Ameredev New Mexico and Ameredev Texas and (ii) assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Operating Affiliate Assets to be assigned to Ameredev New Mexico and Ameredev Texas, and/or the designation of Ameredev New Mexico and Ameredev Texas, as applicable, as operator of such Assets, in each case of clauses (i) and (ii), together with reasonable evidence of the filing thereof, as applicable, as the same are finalized, executed and filed.”
5.Amendment to Section 8.20(d) of the Agreement. Effective as of the Execution Date, Section 8.20(d) of the Agreement is hereby amended and restated in its entirety as follows:
“With respect to each Consent set forth in Schedule 5.40 (other than Customary Consents) and applicable to the assignment of any Operating Affiliate Assets contemplated under Section 8.20(b) or Section 8.20(c) (each, an “Operating Affiliate Consent Property”), unless Purchaser notifies Sellers in writing within five (5) Business Days after the Execution Date not to send a Consent request notice, Sellers shall, within ten (10) Business Days after the Execution Date, cause Operating Affiliate to send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transfer of such Operating Affiliate Consent Property as contemplated by this Section 8.20. If Purchaser or Sellers discover any Consent (other than Customary Consents) following the Execution Date but prior to the Closing that is not set forth in Schedule 5.40 but is applicable to the assignment or partial assignment of any Operating Affiliate Consent Property, each Party shall notify the other Party and, if Purchaser requests in writing, within five (5) Business Days of the date of such request, Sellers shall cause Operating Affiliate to send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent. Sellers shall provide Purchaser with (i) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 8.20(d) promptly after sending the same to such holder and (ii) copies of any written responses received from any such holder promptly after receiving the same. After the Execution Date and prior to the Closing, Operating Affiliate shall use commercially reasonable efforts to obtain any requested Consent (other than Customary Consents); provided, that, in no event shall Sellers, Operating Affiliate or any Company Group Member be required to (i) make any expenditures or payments or (ii) grant any accommodation (financial or otherwise) to any Third Party. Notwithstanding anything herein to the contrary, Sellers shall not have any liability to the Purchaser or its Affiliates or any other Person, and Purchaser shall indemnify, defend and hold harmless the Seller Group from and against any and all obligations, liabilities, claims, causes of action and Damages arising out of or relating to the failure of Sellers to send any request or notice of, or obtain, any Consent prior to the Closing, provided Sellers have complied with the provision of this Section 8.20. Neither Sellers nor Operating Affiliate shall be liable or obligated to Purchaser for any Damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing.”
6.Amendment to Section 8.20 of the Agreement. Effective as of the Execution Date, Section 8.20 of the Agreement is hereby amended to add the following subsection (f) which states as follows:
“As soon as reasonably practicable, but in any event prior to the Closing, Sellers and the Company shall use commercially reasonable efforts to cause Ameredev New Mexico and Ameredev Texas to be qualified under all applicable Laws to operate the Operating Affiliate Assets contemplated to be transferred to Ameredev New Mexico or Ameredev Texas, as applicable, pursuant to Section 8.20(c) prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, (i) in no event will any failure by Sellers or the Company to cause Ameredev New Mexico and Ameredev Texas to be qualified to operate any such applicable Operating Affiliate Assets or otherwise comply with this Section 8.20(f) be used by Purchaser as a basis to (A) terminate this Agreement, (B) assert the failure of any of Purchaser’s conditions to Closing to be satisfied or (C) assert any claim for Damages under this Agreement and (ii) nothing in this Section 8.20(f) shall be relied upon to assert that (A) Purchaser is entitled to receive the Deposit or to recover fees or expenses under Section 12.2(b) or (B) Sellers are not entitled to receive the Deposit or seek specific performance under Section 12.2(c).”
7.Amendment to Section 10.2(l) of the Agreement. Effective as of the Execution Date, Section 10.2(l) of the Agreement is hereby amended and restated in its entirety as follows:
“if applicable pursuant to Section 8.20(c), the Assignment(s) and Bill(s) of Sale required to be delivered under Section 8.20(c), duly executed by Operating Affiliate, with respect to the Operating Affiliate Assets to be assigned to Purchaser Operating Affiliate or its designated Affiliate;”
8.Amendment to Section 10.2(m) of the Agreement. Effective as of the Execution Date, Section 10.2(m) of the Agreement is hereby amended and restated in its entirety as follows:
“if applicable pursuant to Section 8.20(c), assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Operating Affiliate Assets to be assigned to Purchaser Operating Affiliate or its designated Affiliate, and/or the designation of Purchaser Operating Affiliate as operator of such Assets, duly executed by Operating Affiliate, in sufficient duplicate originals to allow recording in all appropriate offices;”
9.Amendment to Section 10.2(o) of the Agreement. Effective as of the Execution Date, Section 10.2(o) of the Agreement is hereby amended and restated in its entirety as follows:
“resignation of operator letters with respect to the Assets operated by Operating Affiliate (excluding, for the avoidance of doubt, any such Assets assigned to Ameredev New Mexico or Ameredev Texas pursuant to Section 8.20(c)), duly executed by Operating Affiliate in the form attached hereto as Exhibit K;”
10.Amendment to Section 10.3(h) of the Agreement. Effective as of the Execution Date, Section 10.3(h) of the Agreement is hereby amended and restated in its entirety as follows:

“if applicable pursuant to Section 8.20(c), the Assignment(s) and Bill(s) of Sale required to be delivered under Section 8.20(c), duly executed by Purchaser Operating Affiliate or its designated Affiliate, as applicable, with respect to the Operating Affiliate Assets to be assigned to Purchaser Operating Affiliate or such designated Affiliate;”
11.Amendment to Section 10.3(i) of the Agreement. Effective as of the Execution Date, Section 10.3(i) of the Agreement is hereby amended and restated in its entirety as follows:
“if applicable pursuant to Section 8.20(c), assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Operating Affiliate Assets to be assigned to Purchaser Operating Affiliate or its designated Affiliate and/or the designation of Purchaser Operating Affiliate as operator of such Assets, duly executed by Purchaser Operating Affiliate or such designated Affiliate, as applicable, in sufficient duplicate originals to allow recording in all appropriate offices; and”
12.Amendment to Schedule 1.5 of the Agreement. Effective as of the Execution Date, Schedule 1.5 of the Agreement is hereby deleted in its entirely and replaced with the Schedule 1.5 attached hereto as Attachment A.
13.Confirmation; Compliance with Agreement. Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by Sellers, the Company and Purchaser. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any party hereto that would require the waiver or consent of any other party. Except as expressly provided herein or in the Agreement, this Amendment shall not release, waive or excuse, and each party hereto shall remain responsible and liable for, such party’s respective rights and obligations (or breach thereof) under the Agreement, as amended by this Amendment, arising prior to, on or after the date hereof. Each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of similar import will mean and be a reference to the Agreement as amended by this Amendment. By executing this Amendment, each of the Parties certifies on its own behalf that this Amendment has been executed and delivered in compliance with Section 14.9 of the Agreement.
14.The following provisions of the Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):
Section 14.2    Governing Law
Section 14.3    Arbitration
Section 14.4    Headings and Construction
Section 14.9    Amendment
Section 14.17    Counterparts

[Signature Pages Follow.]

Exhibit 2.3

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first set forth above.

AMEREDEV PARENT:

AMEREDEV II PARENT, LLC

By:	/s/ Parker D. Reese
Name:	Parker D. Reese
Title:	President and CEO

AMEREDEV INTERMEDIATE:

AMEREDEV INTERMEDIATE II, LLC

By:	/s/ Parker D. Reese
Name:	Parker D. Reese
Title:	President and CEO

COMPANY:

AMEREDEV STATELINE II, LLC

By:	/s/ Parker D. Reese
Name:	Parker D. Reese
Title:	President and CEO

Signature Page to Amendment No. 1 to Securities Purchase Agreement

PURCHASER:

MRC TORO, LLC

By:	/s/ Bryan A. Erman
Name:	Bryan A. Erman
Title:	Executive Vice President, General Counsel and Head of M&A

Signature Page to Amendment No. 1 to Securities Purchase Agreement